PROSPECTUS SUPPLEMENT NO.7	Filed Pursuant to Rule 424(b)(3)
(To the Prospectus dated April 7, 2023)	Registration No. 333-259496

Up to 1,972,157 Shares of Common Stock

(Including up to 471,539 Shares of Common Stock Issuable Upon Exercise of Warrants)

Up to 4,066,657 Warrants to Purchase Common Stock

This prospectus supplement updates and supplements the prospectus dated April 7, 2023 (as amended, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-259496). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2024 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 471,539 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of:

•
up to 267,096 shares of Common Stock that are issuable upon the exercise of 4,006,657 warrants (the “PIPE Warrants”) originally issued connection with a private placement immediately prior to the consummation of the Business Combination, and
•
up to 204,443 shares of Common Stock that are issuable upon the exercise of 3,066,651 warrants (the “Public Warrants” and, together with the PIPE Warrants, the “Warrants”) originally issued in the initial public offering of Consonance.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of:

•
up to 1,972,157 shares of Common Stock consisting of:
•
up to 801,327 shares of Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on April 15, 2021,
•
up to 6,000 shares of Common Stock transferred by Consonance Life Sciences to the independent directors of Consonance-HFW Acquisition Corp.,
•
up to 267,096 shares of Common Stock issuable upon exercise of the PIPE Warrants,
•
up to 89,996 shares of Common Stock issuable upon the exercise of stock options, and
•
up to 807,738 shares of Common Stock and Common Stock issuable upon exercise of Warrants issued to certain former securityholders of Surrozen Operating, Inc. pursuant to the Business Combination Agreement entered into on April 15, 2021.
•
up to 4,006,657 PIPE Warrants.

As a result of the 1-for-15 reverse stock split effected on December 13, 2023, each Warrant is exercisable for 1/15th of a share of Common Stock. As no fractional shares will be issued upon an exercise of a Warrant, holders must exercise 15 Warrants to receive one whole share of Common Stock.

The Selling Securityholders may offer, sell or distribute all or a portion of the registered securities publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution” in the Prospectus.

The Common Stock and Public Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “SRZN” and “SRZNW” respectively. On January 19, 2024, the last reported sales price of our Common Stock was $8.02 per share and the last reported sales price of our Public Warrants was $0.0194 per Public Warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any other amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any other amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any other amendments or supplements thereto.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus supplement dated January 22, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2024

Surrozen, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39635	30-1374889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

171 Oyster Point Blvd Suite 400
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: +1 (650) 489-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SRZN	The Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable for one share of Common Stock	SRZNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On January 18, 2024, Surrozen, Inc. issued a press release providing a business update regarding our research and development pipeline updates.

The enrollment for the SZN-043 Phase 1a clinical trial in patients with chronic liver disease and healthy volunteers is complete. Surrozen expects to release safety and pharmacodynamic data in Q1 2024. In addition, Surrozen anticipates initiating enrollment in the Phase 1b portion of the study in patients with alcohol-associated hepatitis soon with proof-of-concept data from the study potentially available in the second half of 2024.

Following the completion of the Phase 1 single ascending dose clinical trial for SZN-1326, Surrozen will discontinue development of SZN-1326 in inflammatory bowel disease (IBD). The decision was based on the challenges of identifying a safe and potentially effective dose along with strategic considerations including the significant clinical development expenses and market competition in IBD. SZN-1326 has been evaluated in a Phase 1 single ascending dose clinical trial in 37 healthy volunteers in doses ranging from 0.01mg to 25mg. Several subjects at higher dose levels experienced asymptomatic liver transaminase elevations, including four subjects with grade 3 ALT and AST elevations. Surrozen previously reported that 3 of these 4 subjects had grade 3 ALT and AST elevations in 2022. No other clinically significant laboratory abnormalities were observed, and the transaminase elevations resolved spontaneously in all subjects. No serious adverse events were observed during the study. While no safety signal was observed at lower doses, lower dose levels would not be expected to activate Wnt signaling and produce a pharmacologic effect in the intestine.

Forward Looking Statements

This current report contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “will,” “plan,” “intend,” “potential,” “expect,” “could,” or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Surrozen’s discovery, research and development activities, in particular its development plans for its product candidates SZN-043, and SZN-413 (including anticipated clinical development timelines and the availability of data, the potential for such product candidates to be used to treat human disease), the potential and timeline to nominate the lead development candidate pursuant to its partnership with Boehringer Ingelheim and its expectations with respect to its cash runway. These statements are based on various assumptions, whether or not identified in this current report, and on the current expectations of the management of Surrozen and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Surrozen. These forward-looking statements are subject to a number of risks and uncertainties, including the initiation, cost, timing, progress and results of research and development activities, preclinical or and clinical trials with respect to SZN-043, SZN-413 and potential future drug candidates; the Company’s ability to fund its preclinical and clinical trials and development efforts, whether with existing funds or through additional fundraising; Surrozen’s ability to identify, develop and commercialize drug candidates; Surrozen’s ability to successfully complete preclinical and clinical studies for SZN-043, SZN-413, or other future product candidates; the effects that arise from volatility in global economic, political, regulatory and market conditions; and all other factors discussed in Surrozen’s Annual Report on Form 10-K for the year ended December 31, 2022 and Surrozen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 under the heading “Risk Factors,” and other documents Surrozen has filed, or will file, with the Securities and Exchange Commission. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Surrozen presently does not know, or that Surrozen currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Surrozen’s expectations, plans, or forecasts of future events and views as of the date of this current report. Surrozen anticipates that subsequent events and developments will cause its assessments to change. However, while Surrozen may elect to update these forward-looking statements at some point in the future, Surrozen specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Surrozen’s assessments of any date after the date of this current report. Accordingly, undue reliance should not be placed upon the forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURROZEN, INC.

Date:	January 18, 2024	By:	/s/ Charles Williams
Name: Charles Williams Title: Chief Financial Officer